UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2016

KCG HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-54991	38-3898306
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 Washington Boulevard, Jersey City, NJ 07310

(Address of principal executive offices) (Zip Code)

(201) 222-9400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 17, 2016, KCG Holdings, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with GA-GTCO Interholdco LLC (“General Atlantic”), an affiliate of General Atlantic and a holder of approximately 22% of the outstanding shares of Class A common stock, par value $0.01 per share, of the Company (“Company Common Stock”). Pursuant to the terms of the Purchase Agreement, the Company will exchange approximately 8.9 million shares of common stock of Bats Global Markets, Inc., held by a subsidiary of the Company, for approximately 18.7 million shares of Company Common Stock and approximately 8.1 million warrants to purchase Company Common Stock (“Warrants”) held by General Atlantic, which constitute all of the Company Common Stock and Warrants held by General Atlantic.

The Purchase Agreement provides that the transactions contemplated thereby will close as soon as reasonably practicable after the date of the Purchase Agreement, but in no event earlier than 5:00 p.m. New York time on November 18, 2016, with a portion of the Warrants to be settled in early January 2017. The Purchase Agreement contains customary representations, warranties and agreements of the Company and General Atlantic.

The above summary of the Purchase Agreement does not purport to be complete and is qualified in its entirety by the Purchase Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated by reference herein. On November 17, 2016, the Company issued a press release announcing the transaction. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Purchase Agreement, dated as of November 17, 2016, by and between KCG Holdings, Inc. and GA-GTCO Interholdco, LLC.

99.1	Press Release of KCG Holdings, Inc., issued on November 17, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned’s duly authorized signatory.

Dated: November 18, 2016

KCG HOLDINGS, INC.

By:	/s/ John McCarthy
Name:	John McCarthy
Title:	General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Purchase Agreement, dated as of November 17, 2016, by and between KCG Holdings, Inc. and GA-GTCO Interholdco, LLC.

99.1	Press Release of KCG Holdings, Inc., issued on November 17, 2016.